Exhibit 99.1

CONTACTS: SOLERA NATIONAL BANK ROBERT J. FENTON, EVP & CFO (303) 202-0933
News Release

John P. Carmichael Becomes President and CEO of Solera National Bancorp

LAKEWOOD, Colo., September 30, 2013 -- Solera National Bancorp, Inc. (OTCQB: SLRK), today announced that John P. Carmichael has been named President and Chief Executive Officer of both Solera National Bancorp, Inc. (“Company”) and its wholly-owned subsidiary, Solera National Bank (“Bank”). He will become a member of the Board of Directors of both the Company and the Bank.

“We are delighted to welcome John to Solera. He is the right choice at this stage of Solera’s development as we position ourselves for future success,” said Ronald E. Montoya, Chairman of the Board. “He is a strong leader with a demonstrated track record of profitably growing institutions and thereby increasing shareholder value.”

Mr. Carmichael has 28 years of commercial banking experience in the major market areas of Colorado, including Boulder and Cherry Creek. Within the past 12 years, Mr. Carmichael has held senior level positions in local community and regional banks. Most noteworthy was serving as President, Chief Executive Officer and Vice-Chairman of a local community bank, where, as a founder, he helped build the bank from de novo status. Earning his Bachelor of Science in accounting and finance from the University of Northern Colorado Monfort School of Business, he also received formal training in commercial credit. His professional affiliations include serving as Director and Chairman of several not-for-profit organizations and corporate boards.

“I appreciate the confidence the Board of Directors has placed in me and I’m excited to join such an accomplished leadership team. Solera has a solid foundation in place and is poised for growth,” said Carmichael. “The Bank recently announced plans to open full-service branches in the Cherry Creek neighborhood of Denver and the city of Boulder. I have a strong relationship with the community in both of these markets, and I look forward to spearheading our expansion efforts.”

Ray L. Nash, who has served as Interim President & CEO since the end of July, will remain on the Board of Directors of both the Company and the Bank.

About Solera National Bancorp, Inc.
Solera National Bancorp, Inc. was incorporated in 2006 to organize and serve as the holding company for Solera National Bank which opened for business in 2007. Solera National Bank is a high-touch, high-tech community business bank delivering personalized customer service that is welcoming, inclusive and respectful with particular emphasis on the Hispanic market. As a preferred Small Business Administration Lender and superior mortgage provider, Solera embraces emerging communities, one individual, one family and one business at a time. For more information, visit http://www.solerabank.com.